Exhibit 10.11

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”) is made as of February 1, 2011 (the “Effective Date”), by and between National Tax Credit Investors II, a California limited partnership (“NTCI II”), and National Tax Credit, Inc. II, a California corporation (“NTC, Inc. II” and together with NTCI II, collectively, “Assignors” and each, an “Assignor”); Munson Pineview Associates, a Texas general partnership (“Assignee”); and RCC Pineview Associates, L.P., a Delaware limited partnership (the “General Partner” and together with Assignors and Assignee, each a “Party“ and, as the context requires, any two or more, collectively, “Parties”), with reference to the following:

A.         Pineview Terrace I, L.P. (the “Partnership”), was formed as a limited partnership under the laws of the State of Texas and is being governed pursuant to an Amended and Restated Agreement of Limited Partnership, dated as of August 1, 1990, as amended by a First Amendment to Amended and Restated Agreement of Limited Partnership, dated as of December 1, 1990, and a Second Amendment to Amended and Restated Agreement of Limited Partnership, effective as of September 30, 2002 (collectively, the “Partnership Agreement”) (any capitalized word or phrase used but not defined herein shall have the meaning set forth in the Partnership Agreement).

B.         The General Partner is the “Operating General Partner” of the Partnership, NTC, Inc. II is the special limited partner of the Partnership and NTCI II is the limited partner of the Partnership.

C.        Assignors have agreed to assign all of their limited partnership interests in the Partnership to Assignee and withdraw from the Partnership, Assignee has agreed to acquire such interests and the General Partner has consented to such assignment and assumption, all pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Assignment and Assumption.

1.1              Effective as of the “Closing” (as hereinafter defined):

(a)               Each Assignor hereby assigns to Assignee 100% of such Assignor’s interest in the Partnership, including, without limitation, Profits and Losses, Cash Flow, Sale or Refinancing Transaction Proceeds, all other Partnership assets, all rights to any fees, loan repayments and reimbursements, and to the extent accruing from and after the Closing, all other rights of Assignor under the Partnership Agreement (collectively, the “Interest”), and

(b)               Assignee assumes and agrees to perform all of the obligations of Assignors under the Partnership Agreement.

1.2              In consideration of Assignors’ assignments of the Interest, at the Closing Assignee shall pay to Assignors an amount (the “Payment”) equal to $1,060,000.00, payable in cash. The Payment shall be treated as a direct acquisition of the Interest. Each Assignor covenants and agrees that such sum shall be received in full satisfaction of all obligations and liabilities due such Assignors in connection with or in any manner arising out of the Partnership, the Apartment Complex or any other assets owned by the Partnership. The Payment shall be made by federal funds wired pursuant to instructions from Assignor.

2.                  Closing.

2.1              The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur no later than February 11, 2011 (the “Closing Date”). In the event the Closing does not occur on or before the Closing Date, this Agreement shall terminate automatically without the necessity of any further action on the part of any of the Parties unless the Parties otherwise agree in writing.

2.2              At the Closing:

(a)               As provided in Section 1.2, Assignee shall pay the Payment;

(b)               The Parties shall execute and exchange countersigned counterparts of the Third Amendment to Amended and Restated Agreement of Limited Partnership of the Partnership in the form attached hereto as Exhibit A (the “Amendment”); and

(c)               Payment of the broker’s commission as provided in Section 4.2.

3.                  Representations, Warranties and Covenants.

3.1              As a material inducement to Assignee entering into this Agreement, each Assignor hereby represents and warrants to Assignee the following are true and correct as of the Effective Date, shall be true and correct as of the Closing Date, and shall survive the Closing and the withdrawal of Assignors from the Partnership:

(a)               Assignors are the owners of the Interest and the Interest is not subject to any lien, pledge or encumbrance of any nature whatsoever and Assignee shall acquire the same free of any rights or claims thereto by any other party claiming by, through or under Assignors.

(b)               The execution and delivery of this Agreement by Assignors and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings and, assuming the due and proper execution and delivery by Assignee and the General Partner, this Assignment is binding upon and enforceable against Assignors in accordance with its terms.

(c)               To Assignor’s knowledge, the Interest constitutes all of Assignors’ interests in the Partnership and, with respect to any and all activities of the Partnership occurring after the Closing, under the Partnership Agreement.

3.2              As a material inducement to Assignors entering into this Agreement, Assignee hereby represents and warrants to Assignors the following are true and correct as of the Effective Date, shall be true and correct as of the Closing Date, and shall survive the Closing and the withdrawal of Assignors from the Partnership:

(a)               The execution and delivery of this Agreement by Assignee and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings.

(b)               Assuming the due and proper execution and delivery by Assignors, this Assignment is binding upon and enforceable against Assignee in accordance with its terms.

(c)               No proceeding before any federal, state, municipal or other governmental department, commission, board or agency is pending against Assignee or, to the knowledge of Assignee, threatened against Assignee pursuant to which an unfavorable judgment would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the transactions contemplated hereunder, nor does Assignee know of any reason to believe any such proceeding will be instituted.

(d)               Assignee is aware of the restrictions on transfer or encumbrance of the Interest under the Partnership Agreement, as well as the transfer restrictions imposed by the Securities Act of 1933, as amended, and applicable state securities laws (the “Securities Laws”).  Assignee is able to bear the economic risk of its investment in the Interest, is aware that it must hold the Interest for an indefinite period and that the Interest has not been registered under the applicable Securities Laws and may not be sold or otherwise transferred unless permitted by the terms of the Partnership Agreement and the Interest is registered, or an exemption from the registration requirements is available with respect thereto, under the Securities Laws.  Assignee is acquiring the Interest for its own account and not with a view to resell, transfer or otherwise dispose thereof.

(e)               Assignee is an Affiliate of the General Partner and, knows, therefore, at least as much about the Partnership as Assignors. Assignee is experienced in financial transactions such as ownership of the Interest and understands the business and operations of the Partnership.  Assignee has had an opportunity to ask questions about and seek information about the Partnership and the Apartment Complex, and has not relied upon any express or implied representations or warranties from Assignors with regard to the Interest, the Partnership or the Apartment Complex, except as expressly provided herein.

3.3              As a material inducement to Assignors entering into this Agreement:

(a)               The General Partner represents and warrants to Assignors that (i) the execution and delivery of this Agreement by the General Partner and its performance of the transactions contemplated herein have been duly authorized by all requisite corporate an partnership proceedings, and (ii) assuming the due and proper execution and delivery by Assignor, this Assignment is binding upon and enforceable against the General Partner in accordance with its terms. The foregoing representations and warranties are true and correct as of the Effective Date, shall be true and correct as of the Closing Date, and shall survive the Closing and the withdrawal of Assignors from the Partnership; and

(b)               The General Partner covenants to Assignors that on or before Closing, the Partnership will have obtained all necessary consents and approvals for the transactions contemplated by this Agreement, including, but not limited to, the consents, to the extent required, of the holders of all Mortgages and of all governmental agencies.

3.4              Except as expressly provided in this Section 3, no Party has made any other representation or warranty concerning the Interest, the Partnership, the Apartment Complex or any other matter.

4.                  Brokers.

4.1              Each of the Parties represents and warrants to the other that, other than Apartment Realty Advisors ("Broker"), it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Agreement, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party.

4.2              If the Closing occurs, Assignors, on the one hand, and Assignee, on the other, each agree to pay Broker at Closing a commission in an amount of $30,000.  Broker shall not be deemed a party or third party beneficiary of this Agreement.

5.                  Miscellaneous. All notices, demands, requests and other communications required pursuant to the provisions of this Agreement (“Notice”) shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or any other nationally recognized overnight carrier for next business day delivery, on the first business day following deposit of such Notice with such carrier, or (ii) if personally delivered, on the actual date of delivery or (iii) if sent by certified mail, return receipt requested postage prepaid, on the fifth (5th) business day following the date of mailing addressed as follows:

5.1              If to Assignors:

c/o National Partnership Investments Corp.

6701 Center Drive, Suite 520

Los Angeles, California 90045

Attention:  Asset Management

with a copy to:

Law Offices of Peter H. Alpert, Inc.

601 S. Figueroa Street, Suite 2330

Los Angeles, CA 90017

Attention: Peter H. Alpert

5.2              If to Assignee or the General Partner, to the intended recipient at:

Whitney Capital Company, L.L.C.

1014 Wirt Road, Suite 270

Houston, Texas 77055

Attention: D. Garry Munson, President

Telephone:  516-352-6100

Facsimile:  516-352-2102

with copy to:

Applegate & Thorne-Thomsen, P.C.

322 S. Green Street, Suite 400

Chicago, IL 60607

Attention: Bennett P. Applegate, Esq.

Any of the Parties may designate a change of address by Notice in writing to the other Parties. Whenever in this Agreement the giving of Notice by mail or otherwise is required, the giving of such Notice may be waived in writing by the person or persons entitled to receive such Notice.

5.3              If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

5.4              This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement. The production of any executed counterpart of this Agreement shall be sufficient for all purposes without producing or accounting for any other counterpart thereof.

5.5              This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives and permitted successors and assigns of the Parties hereto. This Agreement shall be interpreted in accordance with the laws of the state in which the Apartment Complex is located.

5.6              Nothing herein shall be construed to be for the benefit of or enforceable by any third party including, but not limited to any creditor of either Assignor.

5.7              The Parties shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement, including.

5.8              All article and section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

5.9              In the event that any court or arbitration proceedings is brought under or in connection with this Agreement, the prevailing party in such proceeding (whether at trial or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys’ fees incident to any such proceeding. The term “prevailing party” as used herein shall mean the party in whose favor the final judgment or award is entered in any such judicial or arbitration proceeding.

5.10          This Agreement constitutes the sole agreement of the Parties with respect to the matters herein, all prior oral or written agreements being merged herein. This Agreement may only be modified by a writing signed by all of the Parties hereto and time is of the essence of this Agreement.

5.11          In interpreting this Agreement it shall be presumed that the Agreement was jointly drafted and no presumption shall arise against any Party in the event of any ambiguity.

5.12          Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

[Signatures on following page(s)]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date set forth above.

ASSIGNORS:                                                        NATIONAL TAX CREDIT INVESTORS II,

a California limited partnership

By  National Partnership Investments Corp.,

a California corporation,

General Partner

By:  /s/Derik Hart

Name:  Derik Hart

Title:  Senior Vice President

NATIONAL TAX CREDIT, INC. II,

a California corporation

By:  /s/Derik Hart

Name:  Derik Hart

Title  Senior Vice President

ASSIGNEE:                                                            MUNSON PINEVIEW ASSOCIATES,

a Texas general partnership

By  /s/D. Garry Munson

Name: D. Garry Munson

Title: Manager

GENERAL PARTNER:                                          PINEVIEW ASSOCIATES, L.P.,

a Texas limited partnership

By RCC Pineview, Inc.,

a Delaware corporation,

General Partner

By  /s/D. Garry Munson

Name: D. Garry Munson

Title:  Vice President